SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) December 13, 2011

HARRIS INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27577	16-1538028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

161 Sixth Avenue, New York, New York		10013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number Including Area Code: (212) 539-9600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item  3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 13, 2011, Harris Interactive Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it was not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Select Market set forth in NASDAQ Listing Rule 5450(a)(1) (the “Rule”), as a result of the bid price of the Company’s common stock having closed below $1.00 for the thirty consecutive business days prior to the date of the letter.

The Staff’s letter advised the Company that, in accordance with NASDAQ Listing Rule 5810(c)(3)(A), it had 180 calendar days, or until December 12, 2011, to regain compliance. The letter further advised that such compliance could be achieved if, at any time before December 12, 2011, the bid price of the common stock closed at $1.00 or more per share for a minimum of ten consecutive business days.

The Company did not regain compliance with the Rule on or prior to December 12, 2011 and, accordingly, on December 13, 2011, the Company received a second letter from the Staff (the “Staff Determination”) stating that the Company’s common stock would be subject to delisting from The NASDAQ Global Select Market as a result of the deficiency unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) on or before December 20, 2011.

Accordingly, the Company intends to timely request a hearing before the Panel, which has the discretion to grant the Company additional time to regain compliance. Requesting such a hearing will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, the Company will present its plan to regain compliance with the bid price requirement and will request continued listing pending the completion of the plan. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS INTERACTIVE INC.

(Registrant)

By:	/s/ Eric W. Narowski
Name:	Eric W. Narowski
Title:	Interim Chief Financial Officer (Principal Financial Officer)

Dated: December 19, 2011